Exhibit F


                                  Beggs & Lane
                               Pensacola, Florida
                                  850-432-2451

                                  June 27, 2003





Securities and Exchange Commission
Washington, D.C.  20549


Re:      Statement on Form U-1 of
         Gulf Power Company
         (herein called the "Company")
         File No. 70-10117

Ladies and Gentlemen:

         We are familiar with the statement on Form U-1, as amended, referred to above and are furnishing this opinion with respect to the proposed transactions described therein relating to the issuance of Senior Notes, new Bonds, new Preferred Stock and Revenue Bonds (all as described therein).

         We are of the opinion that the Company is validly organized and duly existing as a corporation under the laws of the State of Maine and is duly admitted to do business as a foreign corporation in the States of Florida, Georgia and Mississippi and that, upon the adoption of appropriate resolutions by the board of directors of the Company (or a duly authorized committee thereof), upon the issuance of your order or orders in this matter permitting such statement on Form U-1 to become effective with respect to such proposed transactions, upon compliance with the relevant provisions of the Securities Act of 1933 (in the case of Senior Notes, new Bonds and new Preferred Stock) and the Trust Indenture Act of 1939 (in the case of Senior Notes and new Bonds), upon


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Securities and Exchange Commission
June 27, 2003
Page 2





amendment of the articles of incorporation by the Board of Directors of the Company by resolutions establishing and designating the new Preferred Stock, upon the filing in the office of the Secretary of State of the State of Maine of an appropriate statement of resolution establishing the series of shares of the new Preferred Stock to effect such amendment to the articles of incorporation and in the event that the proposed transactions are consummated in accordance with such statement on Form U-1 and your order or orders in respect thereof and with the order or orders of the Florida Public Service Commission with respect thereto:

          (a) all State laws applicable to the proposed transactions will have been complied with;

          (b) the Senior Notes, the new Bonds and the Company's obligations with respect to the Revenue Bonds will be valid and binding obligations of the Company in accordance with their terms;

          (c) the shares of the new Preferred Stock will be validly issued, fully paid and non-assessable shares of preferred stock of the Company and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the articles of incorporation, as amended, of the Company defining such rights and privileges; and

          (c) the consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by the Company or any associate company thereof.

         We hereby give our written consent to the use of this opinion in connection with the above-mentioned statement on Form U-1.



                                Very truly yours,

                                 /s/Beggs & Lane

                                  BEGGS & LANE